BlackRock Variable Series Funds, Inc.
BlackRock iShares(r) Dynamic Allocation V.I. Fund
(the "Fund")

77D(g)
Policies with respect to security investments
Effective on or about August 29, 2014, the following changes were made to the Fund's Prospectus:
The section of the Prospectus captioned "Fund Overview - Principal Investment Strategies of the Fund" was amended to add the following:
The Fund may seek to provide exposure to the investment
returns of real assets that trade in the commodity markets through investment in underlying ETFs that primarily invest in commodities, commodity-related instruments and other derivatives. The Fund may gain this exposure to commodity markets by investing up to 25% of its total assets in the Subsidiary, a wholly owned subsidiary of the Fund formed in the Cayman Islands, which invests primarily in underlying ETFs that primarily invest in commodities, commodity-related instruments and other derivatives.
The section of the Prospectus captioned "Fund Overview - Principal Risks of Investing in the Fund - Other Principal Risks of Investing in the Fund and/or an Underlying ETF" was amended to add the following:
..

Subsidiary Risk - By investing in the Subsidiary, the Fund
is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodity Risk" and "Precious
Metal Related Securities Risks" above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the Statement of Additional Information ("SAI") and could adversely affect the Fund.
In 2011, the Internal Revenue Service suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income
generated from investments in controlled foreign
subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be
"qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the Internal Revenue Service will treat such income and gain as "qualifying income." If the Internal
Revenue Service makes an adverse determination relating to
the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.
The section of the Prospectus captioned "Details about the Fund
- How the Fund Invests - Principal Investment Strategies" was amended to add the following:
The Fund may seek to provide exposure to the investment
returns of real assets that trade in the commodity markets through investment in underlying ETFs that primarily invest in commodities. The Fund may gain this exposure to commodity markets by investing in the Subsidiary. The Subsidiary invests primarily in underlying ETFs that primarily invest in commodities. BlackRock is the manager of the Subsidiary. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund. The Fund will limit its investments in the Subsidiary to 25% of its total assets.
The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by BlackRock Variable Series Funds, Inc. (the "Company"). As a result, BlackRock, in managing the Subsidiary's portfolio, is subject to the same investment policies and restrictions that apply to the management of the Fund, and, in particular, to the requirements relating to portfolio leverage, liquidity, brokerage, and the timing and method of the valuation of the Subsidiary's portfolio investments and shares of the Subsidiary. These policies and restrictions are described in detail in the SAI. The Chief Compliance Officer of the Company oversees implementation of the Subsidiary's policies and procedures, and makes periodic reports to the Board of Directors (the "Board") regarding the Subsidiary's compliance with its policies and procedures. The Fund and Subsidiary test for compliance with certain investment restrictions on a consolidated basis, except that with respect to its investments in certain securities that may involve leverage, the Subsidiary complies with asset segregation requirements to the same extent as the Fund.
BlackRock provides investment management and other services to the Subsidiary. BlackRock does not receive separate compensation from the Subsidiary for providing it with investment management or administrative services. However, the Fund pays BlackRock based on the Fund's assets, including the assets invested in the Subsidiary. The Subsidiary will also enter into separate contracts for the provision of custody, transfer agency, and audit services with the same or with affiliates of the same service providers that provide those services to the Fund.
The financial statements of the Subsidiary will be
consolidated with the Fund's financial statements in the
Fund's Annual and Semi-Annual Reports. The Fund's Annual and Semi-Annual Reports are distributed to shareholders, and copies of the reports are provided without charge upon request as indicated on the back cover of this prospectus. Please refer to the SAI for additional information about the organization and management of the Subsidiary.
The section of the Prospectus captioned "Details about the Fund
- How the Fund Invests - Investment Risks - Other Principal Risks of Investing in the Fund and/or an Underlying Fund" was amended to add the following:
..

Subsidiary Risk - By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodity Risk" and "Precious Metal Related Securities Risks" above). These risks are described elsewhere in this prospectus. There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. The Board has oversight responsibility for the investment activities of the Fund, including its investment in the Subsidiary, and the Fund's role as sole shareholder of the Subsidiary. The Subsidiary will be subject to the same investment restrictions and limitations, and follow the same compliance policies and procedures, as the Company except that the Subsidiary may invest without limitation in commodity-related investments. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the SAI and could adversely affect the Fund. For example, the Cayman Islands does not currently impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax on the Subsidiary. If Cayman Islands law changes such that the Subsidiary must pay Cayman Islands taxes, Fund shareholders would likely suffer decreased investment returns.
In addition, in 2011, the IRS suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income generated from investments in controlled foreign subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be "qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the Internal Revenue Service will treat such income and gain as "qualifying income." If the Internal Revenue Service makes an adverse determination relating to the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.


13714491.4

- 2 -